Exhibit 10.1

MICROPHASE CORPORATION

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is entered into as of November 30, 2016 (the “Effective Date”) by and between Microphase Corporation, a Connecticut corporation (the “Company”), and Ronald Durando, an individual (“Employee” and together with the Company, the “Parties” and each, a “Party”).

WHEREAS, Employee is employed by the Company as its Strategic Advisor pursuant to the terms of that certain Employment Agreement by and between the Company and Employee, dated February 12, 2015 (the “Employment Agreement”);

WHEREAS, the Parties wish to amicably terminate their employment relationship, including any and all positions Employee may hold with the Company, and wish to settle all disputes, if any, among them.

NOW THEREFORE, THE PARTIES, IN CONSIDERATION OF THE MUTUAL COVENANTS AND AGREEMENTS SET FORTH HEREINAFTER, AND FOR OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND SUFFICIENCY OF WHICH IS HEREBY ACKNOWLEDGED, THE PARTIES, INTENDING TO BE LEGALLY BOUND, HEREBY AGREE AS FOLLOWS:

1.                  Employee’s Separation.

a.                      Employee will be deemed to have resigned his position as Strategic Advisor to the Company effective as of the Effective Date and, as of the Effective Date, Employee shall no longer be an officer, employee, or member of the board of directors of any subsidiary or affiliated entity of the Company.

b.                     Employee shall take any and all actions as reasonably requested by the Company in order to immediately and efficiently effect the termination contemplated hereby, including, but not limited to, returning to the Company all Company property, in accordance with this Agreement, and executing additional documents.

2.                  Certain Payments and Benefits to Employee. In consideration of Employee’s execution of this Agreement, the Company agrees as follow:

a.                      The Company shall pay Employee the sum of Two Hundred Sixty-two Thousand Five Hundred Dollars ($262,500) (the “Separation Payment”),  payable in such installments as the Company pays its employees, commencing on December 1, 2016 and concluding on January 31, 2018.

b.                     Employee acknowledges and agrees that as of the date hereof, he has made all requests for reimbursement of business expenses to which he may be entitled pursuant to the Company’s reimbursement policy, and provided such substantiation as may be required thereunder, and shall hereafter not have any right to request reimbursement of any additional amounts, except as permitted in this Section 2. In addition, Company agrees to reimburse Employee for all reasonable requests for reimbursements submitted by Employee.

c.                   The Company shall enable the Employee to purchase health insurance through COBRA for a period of 36 months from the date of this agreement.

d.                   The Company shall pay all accrued amounts owed to the Employee which total $63,351.58 within 10 days of the closing of the initial public offering of stock pursuant to the S-1 registration Statement filed with the SEC on July 28, 2016.

3.                  Conditions Precedent to Company’s Performance under this Agreement. Notwithstanding any other provision of this Agreement, the obligation of the Company to provide the payments and benefits to the Employee pursuant to Section 2 of this Agreement is subject to the satisfaction of all of the following conditions precedent:

a.                      Employee shall execute and deliver to the Company a letter of resignation in the form attached hereto as Exhibit A, pursuant to which Employee shall voluntarily resign as Strategic Advisor to the Company, and shall confirm that Employee has no disagreement with the Company on any matter related to the Company’s operations, policies, or practices.

b.                     Employee shall return to the Company and cease using any and all property of the Company, including but not limited to, security key cards, corporate credit cards, home office equipment provided by the Company, and other valuables that Employee has received as a result of and during his employment with the Company. Employee shall also return all books and records of the Company in his possession.

c.                      For the automobile currently in the Employee’s possession which is leased under the Company’s name, Employee shall transfer the lease into his own name and provide his own insurance within 30 days of the date of this agreement. Or if the Employee so chooses, he may return the car to the Company within 5 business days of the execution of this agreement.

4.                  Representations. Employee and the Company make the following representations, each of which is an important consideration to the other Party’s willingness to enter into this Agreement:

a.                      Both Employee and the Company represent and warrant to the other that each understands and agrees that he or it has been advised to consult with an attorney of his or its choice concerning the legal consequences of this Agreement. Employee and the Company hereby acknowledge that prior to signing this Agreement, he and it have had the opportunity to consult, and did consult, with an attorney of his or its choosing regarding the effect of each and every provision of this Agreement.

b.                     Employee and the Company knowingly and voluntarily entered into this Agreement with complete understanding of all relevant facts, and that neither was fraudulently induced or coerced to enter into this Agreement.

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c.                      Each of the Parties represents and warrants to the other that the representing Party has the capacity and authority to enter into this Agreement and be bound by its terms and that, when executed, this Agreement will constitute a valid and binding agreement of such Party enforceable against such Party in accordance with its terms.

5.                  Covenants and Other Duties.

a.                      All of the covenants of Employee set forth in Section 5 of the Employment Agreement are hereby incorporated by reference and Employee hereby reaffirms and delivers all such covenants, as if the same were made as of the date hereof, through January 31, 2018.

b.                     Employee and the Company shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the Employee and/or the Company may require in order to carry out the intent and accomplish the purposes of this Agreement.

c.                      Within 15 business days of the execution of this Agreement, the Company will secure from Gerber Financing Inc. (“Gerber”) the release of the personal guaranty made by the Employee in connection with certain indebtedness owed by the Company to Gerber.

6.                  Release of Claims.

a.                      Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company and its current, former and prospective officers, directors, executives, employees, agents, consultants, investors, attorneys, shareholders, administrators, affiliates, subsidiaries, assigns, predecessors, successors, insurers, subrogees, representatives, transferees, and any firm, trust, partnership, corporation, investment vehicle, fund or other entity managed or controlled by the Company or in which the Company has or had a controlling interest (collectively, the “Releasees”). Employee, on his own behalf and on behalf of his respective heirs, family members, executors, agents, assigns, any firm, trust, corporation, partnership, investment vehicle, fund or other entity managed or controlled by the Employee or in which the Employee has or had a controlling interest, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, right, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may now have or may hereafter have or claim to have against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred from the beginning of time through the Effective Date of this Agreement, including, without limitation:

i.               any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;

ii.               any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of common stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

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iii.               any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

iv.               any and all claims for violation of any federal, state, or municipal statute; the federal or any state constitution; and/or arising out of any other laws and regulations relating to employment or employment discrimination, including, but not limited to, claims or other legal forms of action arising from any employment of the Employee, any claims of harassment or discrimination (for example, on the basis of gender, race, age, national origin, handicap or disability or other protected category) under any federal, state or local law, rule or regulation, including, but not limited to, the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq.,Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, or any claim arising under the Employment Retirement Income Security (“ERISA”) (except for claims for vested benefits under ERISA), Section 806 of the Sarbanes-Oxley Act of 2002, breach of contract, express or implied, or from any other conduct, act, omission or failure to act, whether negligent, intentional, with or without malice, that the Employee ever had, now has, may have, may claim to have, or may hereafter have or claim to have, against the Company, from the beginning of time up to and including the Effective Date;

v.               any claim for any loss, cost, damage, or expense arising out of any dispute over the nonwitholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement, including, but not limited to any claims for violations of Section 409A of the Internal Revenue Code of 1986 (the “Code”), as amended;

vi.               any and all claims for attorneys’ fees and costs, except as provided for herein; and

vii.               any and all claims based upon discovered facts in addition to or different from those that any of them now knows or believes to be true, or the claims or other legal forms of action released herein, and the Employee fully, finally, and forever settles and releases any and all claims set forth above, known or unknown, suspected or unsuspected, contingent or non-contingent, whether or not concealed or hidden, that now exist, or heretofore have existed upon any theory of law or equity now existing or coming into existence in the future, including, but not limited to, conduct that is negligent, reckless, intentional, with or without malice, or a breach of any duty, law or rule, without regard to the subsequent discovery or existence of such different or additional facts.

Notwithstanding the foregoing, Employee does not release or waive (1) the Separation Payment, compensation, COBRA benefits, and any and all rights, benefits, and obligations owed by Company to Employee set forth in this Agreement; (2) his right to receive benefits under the Company’s 401(k) or pensions plans, if any, that either (i) have accrued or vested prior to the Effective Date, or (ii) are intended, under the terms of such plans, to survive Employee’s separation from the Company or (3) any claims arising in connection with the proposed initial public offering of the Company’s common stock. Further, Employee, on his own behalf and on behalf of his respective heirs, family members, executors, agents, assigns, any firm, trust, corporation, partnership, investment vehicle, fund or other entity managed or controlled by the Employee or in which the Employee has or had a controlling interest, does not waive any claims (i) as a shareholder of the Company or (ii) made in connection with the condominium apartment in Key Biscayne, Florida.

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b.                     The Employee acknowledges that the inclusion of “unknown claims” in this Agreement was separately bargained for and was a key element of the Agreement, and that the Employee assumes the risk of any mistake of fact or law on his own behalf. If the Employee should subsequently discover that his understanding of the facts or of the law was or is incorrect, the Employee shall not be entitled to relief in connection therewith, including without limitation of the generality of the foregoing, any alleged right or claim to set aside or rescind this Agreement. This Agreement is intended to be, and is, final and binding upon the Employee according to the terms hereof regardless of any claims of mistake of fact or law.

c.                      The Employee agrees that the release set forth in this Section 6 shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement. This release does not release claims that cannot be released as a matter of law. The Employee represents that he has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Section 6.

7.                  Employee Acknowledgement of Waiver of Claims.

a.                      Employee acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Employee acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled.

b.                     Notwithstanding the foregoing, nothing in this Agreement will prevent Employee from filing a charge with or participating in an investigation conducted by any governmental agency, including, without limitation, the United States Equal Employment Opportunity Commission (“EEOC”) or applicable state or city fair employment practices agency, to the extent required or permitted by law. Nevertheless, Employee understands and agrees that he is waiving any relief available (including, for example, monetary damages or reinstatement), under any of the claims and/or causes of action waived in Sections 6(a) and (b), including but not limited to financial benefit or monetary recovery from any lawsuit filed or settlement reached by the EEOC or anyone else with respect to any claims released and waived in this Agreement.

8.                  Compliance with Securities Law. Both Parties agree and covenant that they shall fully comply with all applicable federal and state securities laws.

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9.                  No Admission of Liability. Both Parties acknowledge and agree that any payments or benefits provided to the other under the terms of this Agreement do not constitute an admission by Employee or the Company that he or it has violated any law or legal obligation with respect to any aspect of Employee’s employment or separation therefrom. If Employee or the Company does not accept this Agreement, this Agreement will not be admissible for any purpose against Employee or the Company, and any payments or benefits contemplated in this Agreement do not constitute (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company or Employee of any fault or liability whatsoever to the other or to any third party.

10.              No Action. Employee affirms as of the Effective Date, by executing this Agreement, that he has not filed any actions or charges against the Company or the Releasees in or with any federal, state or local court or agency. The Employee further agrees that, upon payment of the consideration provided in this Agreement, he will not personally recover or attempt to recover monies from the Company or the Releasees regarding his employment or termination of his employment with the Company.

11.              Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered by an internationally recognized overnight courier to the respective Party at the following addresses (or at such other address for a Party as shall be specified by like notice, provided that a notice of change of address(es) shall be effective only from the date of its receipt by the other Party):

(i)        if to Employee, then to:

Ronald Durando

43 Alexander Avenue

Nutley, New Jersey 07110

Tel No.: 973-489-1923

with a copy, which shall not constitute notice, to:

[●]

[●]

[●]Attention: [●]

Tel No.: [●]

(ii)        if to the Company, then to:

Microphase Corporation

100 Trap Falls Road Extension, Suite 400

Shelton, Connecticut 06484

Attention: Michael Ghadaksaz

Tel No.: (203) 866-8000

with a copy, which shall not constitute notice, to:

Lucosky Brookman LLP

101 Wood Avenue South, 5th Fl.

Woodbridge, NJ 08830

Attention: Joseph M. Lucosky, Esq.

Tel No.: (732) 395-4400

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12.              Internal Revenue Code Section 409A. It is the intent of the Parties that any compensation and benefits payable or provided to Employee under this Agreement be paid or provided in compliance with Section 409A of the Code and all regulations, guidance, and other interpretative authority issued thereunder (collectively, “Section 409A”) or in accordance with any applicable exemption from Section 409A. The Parties acknowledge and agree that all compensation and benefits payable or provided to Employee under Agreement are paid and provided in compliance with Section 409A, and therefore, the Company shall not report any of such compensation or benefits in Box 12 of Employee’s Form W-2 using code “Z.” Notwithstanding anything to the contrary in this Agreement, if Employee is a “specified employee” within the meaning of Section 409A at the time of Employee’s separation from service (other than due to death), then the payments of “nonqualified deferred compensation” subject to Section 409A, if any, that are payable within the first six months following Employee’s separation from service, will be paid on the first date of the seventh (7th) month following the date of Employee’s separation from service. Notwithstanding anything herein to the contrary, in the event of Employee’s death following Employee’s separation from service, but before the six month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Employee’s death and all other deferred compensation payments will be payable in accordance with the payment schedule applicable to each payment or benefit. For purposes of Section 409A, Employee’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “within sixty (60) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

13.              Governing Law. The laws of the State of New Jersey will govern the interpretation, validity and effect of this Agreement without regard to principles of conflicts of law, the place of execution or the place for performance thereof. The Parties hereto hereby irrevocably and unconditionally each submits for itself and its property in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the state and/or federal courts located in New Jersey; consents that any such action or proceeding shall be brought in such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law.

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14.              Entirety of Agreement. This Agreement contains the entire understanding by and between the Parties and supersedes any and all prior agreements, understandings and rights between Employee and the Company, including the Employment Agreement, whether such agreements, understandings, or rights were oral or written, and all of which prior agreements, understandings, and rights are hereby definitively terminated and of no further force or effect, except for those agreements executed in connection with this Agreement and set forth in Section 2 of this Agreement. The Parties acknowledge and represent that they have not relied on any statements, agreements, representations, promises, warranties, or other assurances, oral or written, other than those contained herein. Each Party agrees that this Agreement is intended to cover any and all matters and claims (including possible and contingent claims) arising out of or related to any and all prior agreements or understandings and this Agreement shall not be limited in scope to cover any and all prior matters, whether any such matters are known, unknown or hereafter discovered or ascertained. Employee covenants and agrees that he will not, at any time hereafter, either directly or indirectly, initiate, assign, maintain or prosecute, or in any way knowingly aid or assist in the initiation, maintenance or prosecution of any claim, demand or cause of action at law or otherwise against the Releasees or any of them, as applicable, for damages, loss or injury of any kind arising from, related to, or in any way connected to any activity with respect to which a release has been given pursuant to this Agreement, except to enforce this Agreement.

15.              Modification. This Agreement shall not and cannot be modified by any Party by any oral promise or representation made before or after the execution of this Agreement, and may only be modified by a writing signed by all Parties. This Agreement shall be binding upon and inure to the benefit of the Releasees.

16.              Construction. The headings of paragraphs are used for convenience only and shall not affect the meaning or construction of the contents of this Agreement. Should any portion (e.g., word, clause, phrase, sentence, paragraph or section) of this Agreement be declared void or unenforceable, such portion shall be considered independent and severable from the remainder, the validity of which shall remain unaffected. This Agreement shall survive indefinitely. The terms and conditions of this Agreement have been, or will deemed to be, jointly negotiated by the Parties, and in the event of any ambiguity or controversy it shall not be construed against either Party as the draftsperson. For purposes of this Agreement, “Company” shall include any of the Company’s parents, subsidiaries, affiliates, or any other entity in which it holds a 50% or greater equity interest.

17.              Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed one and the same instrument. This Agreement may be executed in counterparts and may be delivered via fax or scan which shall have the same full force and effect as an original.

18.              Advice of Counsel. Each Party has had ample opportunity to consult with counsel and has independently determined to proceed with this Agreement with or without such counsel. Employee has not relied upon Company counsel with respect to any advice of any nature or kind regarding this Agreement, and Employee acknowledges and agrees that Company counsel does not represent Employee individually or as an officer or director of the Company. Employee further acknowledges that he is competent to execute this Agreement; that the consideration received for executing this Agreement is greater than that ordinarily provided by the Company under any severance plan, policy or practice; and that he fully understands the meaning and intent of this Agreement.

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19.              Successors and Assigns. This Agreement will be assigned to the Company’s successors and assigns, including, without limitation, successors and assigns through merger, name change, consolidation, liquidation, or sale of a majority of the Company’s stock or assets, and shall be binding upon such successors and/or assigns.

20.              Testimony. Notwithstanding anything to the contrary in this Agreement, including, but not limited to, Sections 5 and 8, this Agreement shall not be interpreted to preclude the Parties from making truthful statements to any court or government agency pursuant to an official request by such government agency, court order, or legally enforceable subpoena.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

MICROPHASE CORPORATION

By:	/s/ Michael Ghadaksaz

Name: Michael Ghadaksaz
Title: Chief Executive Officer

/s/ Ronald Durando
RONALD DURANDO

STATE OF	)
) SS.
COUNTY OF	)

The undersigned, a Notary Public in and for the said County, in the State aforesaid, DO HEREBY CERTIFY that RONALD DURANDO, who is personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that he/she signed and delivered the said instrument as his/her own free and voluntary act and as the free and voluntary act of said corporation, for the uses and purposes therein set forth.

GIVEN under my hand and notarial seal this _____ day of ________________, 20____.

Notary Public

My Commission Expires:

THIS IS A LEGAL AGREEMENT, RELEASE AND COVENANT

NOT TO SUE. READ CAREFULLY BEFORE SIGNING.

[Signature page to Employee Separation Agreement]

EXHIBIT A

FORM OF RESIGNATION LETTER

(see attached)